FIRST SUPPLEMENTAL INDENTURE

       FIRST SUPPLEMENTAL INDENTURE (the "Supplemental Indenture") dated and effective as of the Effective Date (as defined below), among American Financial Group, Inc., an Ohio corporation ("AFG"), AAG Holding Company, Inc., an Ohio corporation and indirect wholly-owned subsidiary of AFG ("AAG Holding"), and U.S. Bank National Association, as trustee (the "Trustee"), with respect to the 7.35% Subordinated Debentures due 2033 (the "Debentures"). The "Effective Time" shall have the meaning set forth in the Agreement and Plan of Merger among AFG, Great American Financial Resources, Inc. and GAFRI Acquisition Corp. dated May 17, 2007.

RECITALS

       A.       AAG Holding and the Trustee are parties to an Indenture dated as of May 15, 2003 (the "Indenture") pursuant to which AAG Holding issued $20,000,000 principal amount of the Debentures.

       B.       Great American Financial Statutory Trust IV (the "Trust") sold $20,000,000 aggregate liquidation amount of its 7.35% Capital Securities (the "Capital Securities") representing undivided beneficial interests in the assets of the Trust and invested the proceeds from such offering in the Debentures.

       C.       The Trust sold 619 of its 7.35% Common Securities to AAG Holding, the proceeds of which was utilized to purchase Debentures.

       D.       On September 28, 2007, the shareholders of the parent of AAG Holding voted to approve a reorganization pursuant to which AAG Holding became an indirect wholly-owned subsidiary of AFG.

       E.       Section 9.1 of the Indenture sets forth the procedure under which AAG Holding may enter into supplemental indentures without the consent of Holders.

       F.       AAG Holding and AFG wish to enter into this Supplemental Indenture to provide that AFG unconditionally guarantee all covenants and obligations of AAG Holding under the Debentures and the Indenture.

       G.        The Boards of Directors of AFG and AAG Holding have duly adopted resolutions authorizing the execution and delivery of this Supplemental Indenture.

       H.        The Trustee has authorized the execution and delivery of this Supplemental Indenture.

ARTICLE I

GUARANTEE BY AFG

Section 1.1.     Guarantee.     From and after the date hereof, AFG expressly covenants to unconditionally guarantee all payments due under and the other covenants and obligations of AAG Holding under the Debentures and the Indenture ("Guaranteed Obligations."). Upon failure of AAG Holding to pay any of the Guaranteed Obligations when due after the giving by the Trustee of any notice and prior to the expiration of any applicable cure period in each case provided for the Indenture, AFG hereby further agrees promptly to pay the same after AFG's receipt of notice from the Trustee of AAG Holding's failure to pay the same, without any other demand or notice whatsoever, including without limitation, any notice having been given to AFG of the creation or incurrence of any of the Guaranteed Obligations. The Guarantee is an absolute guaranty of payment and performance of the Guaranteed Obligations and not a guaranty of collection, meaning that it is not necessary for the Trustee, in order to enforce payment by AFG, first or contemporaneously to accelerate payment of any of the Guaranteed Obligations, or to institute suit or exhaust any rights against AAG Holding.

Section 1.2.     Guarantee Absolute.     AFG guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Debentures and the Indenture without set-off or counterclaim, and regardless of any applicable law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the holders of Debentures with respect thereto. The liability of AFG under his Supplement Indenture shall be absolute and unconditional irrespective of:

1.2.1 Any lack of validity or enforceability of any provision of the Debentures or the Indenture or any other agreement or instrument relating to the Debentures or the Indenture, or avoidance or subordination of any of the Guaranteed Obligations; or

1.2.2 Any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Guaranteed Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, the Debentures or the Indenture.

Section 1.3.     Waiver.

1.3.1 AFG hereby (i) waives (A) promptness, diligence and, except as otherwise provided herein, notice of acceptance and any and all other notices, including, without limitation, notice of intent to accelerate and notice of acceleration, with respect to any of the Guaranteed Obligations or this Supplemental Indenture, (B) any requirement that the Trustee or holders of Debentures take any action against AAG Holding, (C) the filing of any claim with a court in the event of receivership or bankruptcy of AAG Holding, (D) except as otherwise provided herein, protest or notice with respect to nonpayment of all or any of the Guaranteed Obligations, (E) the benefit of any statute of limitation, (F) except as otherwise provided herein, all demands whatsoever (and any requirement that demand be made on AAG Holding as a condition precedent to AFG's obligations hereunder), or (G) all rights by which AFG might be entitled to require suit on an accrued right of action in respect of any of the Guaranteed Obligations or require suit against AAG Holding; and (ii) covenants and agrees that, except as otherwise agreed by the parties, this Supplemental Indenture will not be discharged except by complete payment and performance of the Guaranteed Obligations and any other obligations of AFG contained herein.

1.3.2 AFG agrees that notwithstanding the foregoing and without limiting the generality of the foregoing if, after the occurrence and during the continuance of an Event of Default, the Trustee or holders of Debentures are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Guaranteed Obligations, to collect interest on the Guaranteed Obligations, or to enforce or exercise any other right or remedy with respect to the Guaranteed Obligations, AFG agrees to pay to the Trustee for the account of the holders of Debentures, upon demand therefore, for application to the Guaranteed Obligations, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee of holders of Debentures.

1.3.3 AFG consents and agrees that the Trustee or the holders of Debentures shall be under no obligation to marshal any assets in favor of AFG or otherwise in connection with obtaining payment of any or all of the Guaranteed Obligations from the Trustee or the holders of Debentures or any other source.

ARTICLE II

MISCELLANEOUS

Section 2.1.     Governing Law.     The internal laws of the State of New York shall govern and be used to construe this Supplemental Indenture, without regard to the conflicts of law rules thereof. AFG hereby subjects itself to the jurisdiction of and service of process in the State of New York in connection with the enforcement or performance of each and every provision of this Supplement Indenture.

Section 2.2.     Defined Terms.      Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture.

Section 2.3.      Conditions of Effectiveness.      This Supplemental Indenture shall become effective when, and only when,

(a) the Trustee shall have executed a counterpart of this Supplemental Indenture and shall have received a counterpart of this Supplemental Indenture executed by the AFG and AAG Holdings;

(b) the Trustee shall have received an Officers' Certificate stating that the this Supplemental Indenture complies with Article IX of the Indenture; and

(c) the Trustee shall have received an Opinion of Counsel, in form and substance satisfactory to it, to the effect that the execution and delivery of this Supplemental Indenture is permitted by and is effected in compliance with the Indenture.

Section 2.4.      Reference to the Indenture.

(a) Upon the effectiveness of this Supplemental Indenture, each reference in the Indenture to "this Indenture," "hereunder," "herein" or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(b) Upon the effectiveness of this Supplemental Indenture, all references in each of the Debentures, and in the other documents and instruments executed in connection therewith, to the Indenture, including each term defined by reference to the Indenture, shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

(c) The Indenture, as amended and supplemented by the amendment and supplement referred to above, shall remain in full force and effect and is hereby ratified and confirmed.

Section 2.5.      Representations of AAG Holding.     This Supplemental Indenture is a legal, valid and binding obligation of AAG Holding in accordance with its terms. All conditions and requirements on the part of AAG Holding necessary to make this Supplemental Indenture binding upon AAG Holding have been performed and fulfilled. This Supplemental Indenture is executed and delivered pursuant to Section 9.1 of the Indenture and does not require the consent of the Securityholders.

Section 2.6.      Representation of AFG.      This Supplemental Indenture is a legal, valid and binding obligation of AFG in accordance with its terms. All conditions and requirements on the part of AFG necessary to make this Supplemental Indenture binding upon AFG have been performed and fulfilled. The Trust has consented to the adoption of this Supplemental Indenture.

Section 2.7.      Amendments, Etc.      No termination, amendment or waiver of any provision of this Supplemental Indenture nor consent to any departure by AFG herefrom shall in any event be effective unless the same shall be in writing, approved by the Trustee and holders of all of the outstanding Debentures, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any amendment, modification or termination of this Supplemental Indenture can only be effected provided such amendment, modification or termination does not adversely effect the interests of any of the holders of outstanding Debentures.

Section 2.8.      Continuing Guarantee.      Article One of this Supplemental Indenture (a)(i) is a continuing guarantee and shall remain in full force and effect until the date that the Debentures have been paid in full and (ii) is binding upon AFG, its successors and assigns, and (b) inures to the benefit of and is enforceable by the Trustee and holders of Debentures and their respective successors, transferees and assigns.

Section 2.9.      Reinstatement.      This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against AAG Holding for liquidation or reorganization, should AAG Holding become insolvent or make an assignment for the benefit or creditors or should a receiver or trustee be appointed for all or any significant part of AAG Holding's assets, and shall, to the fullest extent permitted by applicable law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligees of the Guaranteed Obligations or such part thereof, whether as a "voidable preference," "fraudulent transfer," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 2.10.      Miscellaneous.      All references herein to AAG Holding or to AFG shall include their respective successors and assigns, including, without limitation, any receiver, trustee or debtor-in-possession of or for either AAG Holding or AFG. All references to the singular shall be deemed to include the plural where the context so requires.

Section 2.11.      Subrogation.      Until the Guaranteed Obligations are paid in full, AFG hereby irrevocably waives any claim or other rights which it may have or hereafter acquire against AAG Holding that arise from the existence, payment, performance or enforcement of AFG's obligations under this Supplemental Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of any holder of Debentures against AAG Holding, whether or not such claim, remedy or right arises in equity, or under contract, statutes or common law, including without limitation, the right to take or receive from AAG Holding, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to AFG in violation of the preceding sentence and the Guaranteed Obligations shall not have been paid in full, such amount shall be deemed to have been paid to AFG for the benefit of, and held in trust for the benefit of, the holders of Debentures, and shall forthwith be paid to the Trustee to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Indenture. AFG acknowledges that it will receive direct and indirect benefits from entering into this Supplemental Indenture and that the waiver set forth in this Section 3.10 is knowingly made in contemplation of such benefits.

Section 2.12.      Pari Passu with Senior Indebtedness.      AFG hereby agrees and affirms that its obligation to guarantee the Guaranteed Obligations set forth in Article One of this Supplemental Indenture ranks pari passu with its obligations under the indentures, as they have or may be supplemented from time to time, pursuant to which the following AFG debt securities were issued: 7-1/8 Senior Debentures due December 15, 2007, 7-1/8% Senior Debentures due April 15, 2009, 7-1/8% Senior Debentures due February 3, 2034, Senior Convertible Notes due 2033 and Credit Agreement dated as of March 29, 2006, among AFG, AAG Holding and Bank of America, N.A., as Administrative Agent.

Section 2.13.       The Trustee.      The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution thereof by AFG or AAG Holdings. The recitals of fact contained herein shall be taken as the statements solely of AFG and AAG Holdings, and the Trustee assumes no responsibility for the correctness thereof.

Section 2.14     Execution in Counterparts.     This Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Supplemental Indenture.

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       IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be signed and acknowledged by their respective officers thereunto duly authorized as of the day and year first above written.

AMERICAN FINANCIAL GROUP, INC.

By: s/ James C. Kennedy
James C. Kennedy, Vice President
Attest:

s/ Karl J. Grafe
Karl J. Grafe, Assistant Secretary

AAG HOLDING COMPANY, INC.

By: s/ Mark F. Muething
Mark F. Muething, Senior Vice President
Attest:	General Counsel and Secretary

s/ Christopher P. Miliano
Christopher P. Miliano, Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By: s/ Paul D. Allen
Paul D. Allen, Vice President
Attest:

s/ Alison D.B. Nadeau
Alison D.B. Nadeau, Vice President